UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 28, 2020

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Duos Technologies Group, Inc.

(Exact name of registrant as specified in its charter)

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Florida	001-39227	65-0493217
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

6622 Southpoint Drive S., Suite 310

Jacksonville, Florida 32216

(Address of Principal Executive Office) (Zip Code)

(904) 652-1601

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	DUOT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On August 28, 2020, the Board appointed Mr. Charles Ferry as the Company’s Chief Executive Officer (the “Appointment”), effective September 1, 2020.

As previously reported on its Current Report on Form 8-k filed on July 10, 2020, Duos Technologies Group, Inc. (the “Company”) and Gianni B. Arcaini announced that Mr. Arcaini would retire from his positions as the Chief Executive Officer and President of the Company, effective as of September 1, 2020. Mr. Arcaini will continue to serve as Chairman of the Board.

Charles P. Ferry, age 54.

Mr. Ferry combines over three years of experience in the energy industry and seven years in the defense contracting industry following 26 years of active duty service in the United States Army. Previously, Mr. Ferry had been involved in two companies in the defense industry holding positions including Director, Business Development and Operations; Vice President of Operations; and General Manager. From 2018 through 2020, Mr. Ferry was the Chief Executive Officer for APR Energy, a global fast-track power company. Prior to this, Mr. Ferry was the President and Chief Operating Officer of APR Energy from 2016 to 2018. From 2014 to 2016, Mr. Ferry was the General Manager for ARMA Global Corporation, a wholly owned subsidiary of General Dynamics, a defense contracting company that delivered Information Technology engineering, services, and logistics. Mr. Ferry was the Vice President of ARMA Global Corporation from 2010 to 2014 before being acquired by General Dynamics. From 2009 to 2010, Mr. Ferry was the Director, Business Development and Operations of Lockheed-Martin. Mr. Ferry has an undergraduate degree from Brigham Young University.

The Board believes that Mr. Ferry’s extensive leadership experience in the energy and defense contracting industry as well as 26 years of active duty service in the United States Army makes him ideally qualified to help lead the Company towards continued growth and success.

In connection with the Appointment, Mr. Ferry entered into an employment agreement (the “Employment Agreement”) with the Company. The Employment Agreement is for a term of one year (the “Initial Term”) and shall be automatically extended for additional terms of successive one-year periods (the “Additional Term”) unless the Company or Mr. Ferry gives at least 60 days written notice of non-renewal prior to the expiration of the Initial Term or each Additional Term. Mr. Ferry is to receive a base salary at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000). Mr. Ferry is eligible for a one-time cash incentive bonus in the amount of up to Fifty Thousand Dollars ($50,000) in accordance with criteria determined by the Board and based on the review and recommendation of the Compensation Committee. Mr. Ferry is also eligible for an annual performance bonus in an amount up to One Hundred Fifty Thousand Dollars ($150,000) per year in accordance with criteria, including but not limited to revenue targets, profitability and other key performance indicators. The Employment Agreement may be terminated with or without cause. The Company can terminate Mr. Ferry without cause at any time during the Initial Term or during an Additional Term of the Employment Agreement.

As a full-time employee of the Company, Mr. Ferry will be eligible to participate in all the Company’s benefit programs.

Item 5.02 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Employment Agreement, and such description is qualified in its entirety by reference to the full text of the Employment Agreement, which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ending September 30, 2020.

Item 8.01 Other Events.

On August 28, 2020, the Company issued a press release announcing the Appointment. A copy of the press release is filed hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release dated August 28, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DUOS TECHNOLOGIES GROUP, INC.

Dated: August 28, 2020	By:	/s/ Adrian Goldfarb
Adrian Goldfarb Chief Financial Officer

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